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                                                                      EXHIBIT 23


                 [LETTERHEAD OF COBITZ, VANDENBERG & FENNESSY]

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Southwest Bancshares, Inc.


We consent to incorporation by reference in the Registration Statement (Nos. 33-54112 and 33-54114) on Form S-8 of Southwest Bancshares, Inc. of our report dated January 23, 1998 relating to the consolidated balance sheets of Southwest Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of Southwest Bancshares, Inc.

                                        /s/ Cobitz, Vandenberg & Fennessy



March 19, 1998
Palos Hills, Illinois